INDEPENDENT AUDITORS' CONSENT


The Board of Trustees
USLICO Series Funds

We consent to the incorporation by reference in this Post-Effective Amendment No. 11 and 12 to the Registration Statement on Form N-1A of USLICO Series Fund filed under Securities Act of 1933 and the Investment Company Act of 1940 of our report dated February 13, 1998, accompanying the financial statements and financial highlights of USLICO Series Fund as of December 31, 1997 and for the two years then ended, as listed in Item 24(a) of such Registration Statement.

We also consent to the reference to us under the headings "Condensed Financial Information" and "Independent Auditors" in the prospectus and under the heading "Financial Statements" in the Statement of Additional Information.





/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
April 21, 1998





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